For further information contact:
John W. Bordelon, President and CEO
(337) 237-1960

Release Date:	November 24, 2014

For Immediate Release

HOME BANCORP DECLARES CASH DIVIDEND OF $0.07 PER SHARE

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.07 per share. This is the Company’s first dividend since completing its initial public stock offering in October 2008. The dividend will be paid on December 22, 2014 to stockholders of record as of the close of business on December 8, 2014.

“Given our Company’s capital strength and momentum, our Board of Directors declared the first dividend in Home Bancorp’s history,” stated John W. Bordelon, President and Chief Executive Officer. “Cash dividends provide another tool, in addition to organic growth, strategic acquisitions and our current stock repurchase program, to enhance shareholder value.” At the stock price of $23.20 per share at the close of market on November 24, 2014, the current dividend equates to a yield of 1.21% on an annualized basis.

About Home Bancorp, Inc.

Home Bancorp, Inc. is the holding company for Home Bank, a federally chartered savings bank headquartered in Lafayette, Louisiana. Home Bank offers a full range of deposit and loan products through 27 banking centers in growing regions of Louisiana and Mississippi: Acadiana, Baton Rouge, New Orleans, the Northshore (of Lake Pontchartrain), Natchez, and Vicksburg.

Forward-Looking Statements

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.